                           SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

 [ ]  Preliminary Proxy Statement
 [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
 [X]  Definitive Proxy Statement
 [ ]  Definitive Additional Materials
 [ ]  Soliciting Material Pursuant to  Section 240.14a-11(c) or
Section 240.14a-12


                          COLLINS & AIKMAN CORPORATION
   ---------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


   ---------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

 [X]  No fee required
 [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     Title of each class of securities to which transaction applies:

   ---------------------------------------------------------------------------

     Aggregate number of securities to which transaction applies:


   ---------------------------------------------------------------------------

    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


    Proposed maximum aggregate value of transaction:

   ---------------------------------------------------------------------------

     Total fee paid:


   ---------------------------------------------------------------------------

 [ ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number; or the Form or Schedule and the date of its filing.

Amount Previously Paid:

--------------------------------------------------------------------------------
Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------
Filing Party:


--------------------------------------------------------------------------------
Date Filed:


--------------------------------------------------------------------------------

[GRAPHIC OMITTED]




                         Collins & Aikman Corporation
                              5755 New King Court
                              Troy, Michigan 48098


                                                              February 13, 2001


Dear Stockholder:


You are cordially invited to attend a special meeting of stockholders of Collins & Aikman Corporation to be held on March 6, 2001, at our offices at 5755 New King Court, Troy, Michigan, at 11:00 A.M., local time.


We believe that the transactions described in this Proxy Statement are exciting and positive developments for us. They involve the purchase of stock from us for $125,000,000 by a group led by Heartland Industrial Partners, L.P., a private equity fund established to invest in, build and grow industrial companies. At the same time, our current principal stockholders, affiliates of Blackstone Capital Partners, L.P. and Wasserstein Perella Partners, L.P., will also sell shares to the Heartland group, reducing their ownership of Collins & Aikman but remaining involved as substantial stockholders.


We believe that the cash infusion which we will receive in these transactions, combined with the support we expect to receive from these very significant stockholders, will help management build greater value for all the stockholders.


Blackstone and Wasserstein, which together own approximately 87% of our Common Stock, have given us an irrevocable proxy to vote their shares in favor of the proposals to come before the Special Meeting. Accordingly, approval of those proposals is assured.


You are urged to read carefully the formal notice of the meeting and the Proxy Statement which follow. After reading them, please sign, date and mail the enclosed proxy card so that your shares will be represented at the meeting. A prepaid return envelope is provided for this purpose.


We look forward to seeing you at the meeting.


                                        Sincerely,



                                        /s/ THOMAS E. EVANS
                                        --------------------------
                                        Thomas E. Evans
                                        Chairman of the Board and
                                        Chief Executive Officer

                         Collins & Aikman Corporation
                              5755 New King Court
                              Troy, Michigan 48098
                                 ------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          To Be Held on March 6, 2001
                                 ------------
To our Stockholders:


     A Special Meeting of the Stockholders of Collins & Aikman Corporation will be held on March 6, 2001, at our offices at 5755 New King Court, Troy, Michigan, commencing at 11:00 A.M., local time, for the purposes of considering and voting on the following proposals:


    o PROPOSAL I: To approve the issuance by us of 16,510,000 shares of Common Stock upon conversion of our Nonvoting Convertible Preferred Stock, which Heartland Industrial Partners, L.P. has agreed to purchase.


    o PROPOSAL II: To approve amendments to our Restated Certificate of Incorporation to:


       o increase from 150,000,000 to 300,000,000 the number of our authorized shares of Common Stock


       o remove the limitation that our Board of Directors shall not exceed nine members and eliminate certain other provisions relating to the nomination of Directors to the Board


       o remove the prohibition on stockholder action by written consent so long as Heartland, its permitted assignees, Blackstone Capital Partners, L.P. and Wasserstein/C&A Holdings, L.L.C., together with their affiliates, beneficially own at least 25% of our Common Stock.


       These amendments will become effective only if Proposal I above is approved.


     Stockholders may also consider any other business that may properly come before the Special Meeting or any adjournment or postponement thereof.


     The Board has fixed the close of business on February 8, 2001 as the record date for determining the stockholders entitled to notice of, and to vote at, the Special Meeting and at any adjournments or postponements thereof. A complete list of the stockholders entitled to notice of, and to vote at, the Special Meeting will be available at our offices at 5755 New King Court, Troy, Michigan 48098, at least ten days prior to the Special Meeting. The list will also be available for inspection by the stockholders at the Special Meeting on the date thereof.


     THE BOARD HAS UNANIMOUSLY APPROVED THESE PROPOSALS. THE BOARD BELIEVES THAT THE PROPOSALS ARE ADVISABLE AND IN THE BEST INTERESTS OF COLLINS & AIKMAN AND OUR STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE PROPOSALS.


     Whether or not you plan to attend the Special Meeting, you are requested to sign and date the enclosed proxy and promptly return it in the enclosed prepaid return envelope, so that your shares may be represented. Any proxy may be revoked by filing with the Secretary of Collins & Aikman in care of the First Union Customer Information Service Center at the address set forth in the accompanying Proxy Statement either a written notice of revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares at any time prior to the time the proxy is voted. Further, any person who has executed a proxy and is present at the Meeting may vote in person instead of by proxy, thereby canceling any proxy previously given. Failure to return a properly executed proxy or vote in person at the meeting will have the same effect as a vote against Proposal II set forth in the Proxy Statement.

     HOLDERS OF APPROXIMATELY 87% OF OUR OUTSTANDING COMMON STOCK HAVE DELIVERED TO US AN IRREVOCABLE PROXY TO VOTE THEIR SHARES IN FAVOR OF THE PROPOSALS. BECAUSE THEIR HOLDINGS EXCEED THE VOTE REQUIRED TO ADOPT THE PROPOSALS, THE APPROVAL AND ADOPTION OF THE PROPOSALS ARE ASSURED.



                                        By Order of the Board of Directors,





                                        /s/ RONALD T. LINDSAY
                                        ------------------------
                                        RONALD T. LINDSAY
                                        Secretary





Troy, Michigan
February 13, 2001




Please execute, date and return the enclosed proxy card whether or not you intend to be present at the Special Meeting.

                               TABLE OF CONTENTS




                                                                             PAGE
                                                                            -----
ABOUT THE MEETING .........................................................   1
   What constitutes a quorum? .............................................   1
   How do I vote? .........................................................   1
   Who is entitled to vote at the meeting? ................................   1
   What if I vote and then change my mind? ................................   1
   How are proxies being solicited? .......................................   2
   How many shares do the principal stockholders hold? ....................   2
   How many shares do officers and directors hold? ........................   3
   What proposals am I being asked to vote on? ............................   4
   What are the Board's recommendations? ..................................   4
   What votes are required to approve the proposals? ......................   5
THE TRANSACTIONS ..........................................................   5
   What transactions gave rise to the Special Meeting? ....................   5
   What is the background of the transactions? ............................   6
   What actions were taken by the Special Committee? ......................   7
   What is the opinion of the Special Committee's financial advisor? ......   8
   What is the recommendation of the full Board? ..........................  13
   What are the terms of the transactions? ................................  13
THE PROPOSALS .............................................................  16
   Proposal I -- Issuance of 16,510,000 Shares of Common Stock ............  17
   Proposal II -- Amendments to Restated Certificate of Incorporation .....  17
STOCKHOLDER PROPOSALS .....................................................  18
OTHER MATTERS TO COME BEFORE THE MEETING ..................................  18
INFORMATION INCORPORATED BY REFERENCE .....................................  19
WHERE YOU CAN FIND MORE INFORMATION .......................................  19
FORWARD LOOKING STATEMENTS ................................................  20
OTHER MATTERS .............................................................  20
ANNEXES


Annex A  Opinion of UBS Warburg LLC
Annex B  Amendments to Restated Certificate of Incorporation
Annex C Form of Certificate of Designation, Preferences and Rights of the Nonvoting Convertible Preferred Stock

                                PROXY STATEMENT
                                 ------------
                         COLLINS & AIKMAN CORPORATION
                              5755 New King Court
                             Troy, Michigan 48098
                                 ------------
                        SPECIAL MEETING OF STOCKHOLDERS
                          To Be Held on March 6, 2001



                               ABOUT THE MEETING


     This Proxy Statement is being furnished to you in connection with the solicitation of proxies for use at the Special Meeting of the Stockholders scheduled to be held at our offices at 5755 New King Court, Troy, Michigan, at 11:00 A.M., local time, on March 6, 2001.


WHAT CONSTITUTES A QUORUM?

     The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.


HOW DO I VOTE?

     All shares of our Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted to approve the Proposals and in the proxyholder's discretion with respect to any other matter that may properly come before the Special Meeting.

     If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against Proposal II. Brokers who hold shares of Common Stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and will have the same effect as votes against Proposal II. Shares of Common Stock represented at the Special Meeting but not voting, including shares of Common Stock for which proxies have been received but for which holders of shares have abstained and shares held in street name by brokers who have not received voting instructions from their beneficial owners, will be treated as present at the Special Meeting only for purposes of determining the presence or absence of a quorum for the transaction of all business.


WHO IS ENTITLED TO VOTE AT THE MEETING?

     The Board has fixed the close of business on February 8, 2001 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. Therefore, only holders of record of Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting.


WHAT IF I VOTE AND THEN CHANGE MY MIND?

     Any proxy may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing, with the Secretary of Collins & Aikman (in care of the First Union Customer Information Service Center, Client Service Group, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina, 28288-1153, Attention: Proxy Department) at any time prior to the time the proxy is voted, either a written notice of revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy).


HOW ARE PROXIES BEING SOLICITED?

     All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by us. In addition to solicitation by use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. We reserve the right to retain a proxy solicitation firm for assistance in connection with the solicitation of proxies for the Special Meeting, should the Board deem such action prudent. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

     This Proxy Statement and the accompanying proxy are being mailed to stockholders commencing on or about February 13, 2001.


HOW MANY SHARES DO THE PRINCIPAL STOCKHOLDERS HOLD?

     On the Record Date, 62,024,063 shares of Common Stock were outstanding. Only holders of Common Stock of record on the Record Date are entitled to notice of and to vote at the Special Meeting. Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters to come before the Special Meeting.

     Set forth in the table below is certain information as of January 5, 2001 regarding the beneficial ownership of our voting securities by persons who are known to us to own beneficially more than 5% of our voting stock.




                                                               AMOUNT AND
                                   NAME AND                    NATURE OF
      TITLE OF                    ADDRESS OF                   BENEFICIAL        PERCENT
       CLASS                   BENEFICIAL OWNER                OWNERSHIP         OF CLASS
-------------------   ---------------------------------   -------------------   ---------
Common Stock, par     Blackstone Capital Partners L.P.
 value $0.01 per      345 Park Avenue
 share                New York, New York 10154                 26,131,107(1)       42.1%

                      Wasserstein/C&A Holdings, L.L.C.
                      1301 Avenue of the Americas
                      New York, New York 10019                 27,845,589(2)       44.9%

----------
(1) Of these shares, (i) 20,571,403 shares are held directly by Blackstone Capital Partners, L.P., a Delaware limited partnership ("Blackstone Partners"), the sole general partner of which is Blackstone Management Associates L.P. ("Blackstone Associates"), (ii) 1,061,413 shares are held directly by Blackstone Family Investment Partnership I L.P., a Delaware limited partnership ("BFIP"), the sole general partner of which is Blackstone Management Associates I L.L.C. ("BMA"), (iii) 93,291 shares are held directly by Blackstone Advisory Directors Partnership, L.P., a Delaware limited partnership ("BADP"), the sole general partner of which is Blackstone Associates, and (iv) 4,405,000 shares are held directly by Blackstone Capital Company II, L.L.C., a Delaware limited liability company, all the ownership interest of which is owned directly and indirectly by Blackstone Partners, BFIP and BADP.


(2) Of these shares, (i) 27,629,573 are held directly by Wasserstein/C&A Holdings, L.L.C. (the "Wasserstein L.L.C."), which is controlled by Wasserstein Perella Partners, L.P. ("WP Partners"), the
   sole general partner of which is Wasserstein Management Partners, LP ("Wasserstein Management"), which is controlled by Cypress Capital Advisors, LLC ("CCA"), (ii) 153,625 are held directly by WPPN, LP, which is controlled by CCA, (iii) 45,000 shares are held directly 33% by each of three trusts for which Bruce Wasserstein, who is a director and member, and may be deemed to be a control person, of CCA, is the Co-Trustee and (iv) 17,391 are owned directly by Bruce Wasserstein.


HOW MANY SHARES DO OFFICERS AND DIRECTORS HOLD?

     Set forth in the table below is certain information as of January 5, 2001 regarding the beneficial ownership of our equity securities by (i) our directors, (ii) our Chief Executive Officer and four most highly compensated executive officers other than the Chief Executive Officer, (iii) two former executive officers and (iv) our directors and executive officers (including two former executive officers) as a group. Unless otherwise indicated, the beneficial owner has sole voting power and sole investment power over the securities shown below.



                                                       AMOUNT AND
       TITLE                   NAME OF                  NATURE OF
         OF                  BENEFICIAL                BENEFICIAL          PERCENT
       CLASS                    OWNER                   OWNERSHIP          OF CLASS
-------------------   ------------------------   ----------------------   ---------
Common Stock, par     Robert C. Clark                    70,000 (1)         *
 value $0.01 per      Thomas E. Evans                   698,327 (2)       1.1%
 share                Marc S. Goldberg                    0
                      Dennis E. Hiller                  138,558 (3)         *
                      Richard C. Lappin                   0
                      Ronald T. Lindsay                  72,775 (4)         *
                      George L. Majoros, Jr.              8,898 (5)(6)      *
                      James J. Mossman                        0 (7)
                      Stephen V. O'Connell                    0 (6)
                      Frank J. Preston                   10,000 (5)         *
                      Warren B. Rudman                   60,000 (1)         *
                      Rajesh K. Shah                     49,999 (8)         *
                      Neil P. Simpkins                     0
                      D. Michael Weston                 150,000 (9)
                      Reed A. White                     108,440(10)         *

                      Executive officers and          1,366,997(11)       2.2%
                      directors as a group
                      (15 persons)

----------
*     Less than one percent of shares of Common Stock outstanding.

(1) Represents shares underlying options granted under the 1994 Directors Stock Option Plan which (i) are vested or (ii) will vest within 60 days unless the director ceases to be a director prior to that time.


(2) Of these shares, (i) 245,000 are held directly, (ii) 33,327 shares are held indirectly in the Stock Fund of our 401(k) and Shadow Retirement Income Plans and (iii) 420,000 represent shares underlying options granted under our 1994 Employee Stock Option Plan (the "1994 Plan") and exercisable within 60 days.


(3) Of these shares, (i) 113,388 are held directly and (ii) 25,170 are held indirectly in the Stock Fund of our 401(k) and Shadow Retirement Income Plans.


(4) Of these shares, (i) 7,300 are held directly, (ii) 44,924 represent shares underlying options granted under the 1993 Employee Stock Option Plan (the "1993 Plan") which are vested, (iii) 13,333 represent shares underlying options under the 1994 Plan which are vested and (iv) 7,218 shares are held indirectly in the Stock Fund of our 401(k) and Shadow Retirement Income Plans.

(5)   All shares are held directly.


(6) Mr. O'Connell and Mr. Majoros are officers of Wasserstein & Co., L.P., which is under common control with Wasserstein Management. Wasserstein Management is the general partner of WP Partners, which controls the Wasserstein L.L.C. The Wasserstein L.L.C. holds 27,629,573 shares of Common Stock directly. An additional 216,016 shares of Common Stock are held by affiliates of the Wasserstein L.L.C. However, Mr. O'Connell and Mr. Majoros do not hold or share the power to vote or to dispose of the shares of Common Stock held directly by the Wasserstein L.L.C. or its affiliates and accordingly are not the beneficial owners of such shares.


(7) Mr. Mossman, in his capacities as a general partner of Blackstone Associates and Member of BMA, shares with all general partners of Blackstone Associates and Members of BMA the power to vote and to dispose of 26,131,107 shares of Common Stock which are held directly by partnerships, including Blackstone Partners, of which Blackstone Associates or BMA is the sole general partner, and a limited liability company, all the limited liability company interest of which is owned directly and indirectly by partnerships of which Blackstone Associates or BMA is the sole general partner. For purposes of this filing under the Securities Exchange Act of 1934, as amended, Mr. Mossman may be deemed to be a beneficial owner of such securities; however, Mr. Mossman expressly disclaims such beneficial ownership of any of our equity securities.


(8) Of these shares, (i) 15,000 are held directly and (ii) 34,999 represent shares underlying options granted under the 1994 Plan and exercisable within 60 days.


(9) Represents shares underlying options granted under the 1994 Plan which are vested.


(10) Of these shares, (i) 101,774 represent shares underlying options granted under the 1993 Plan which are vested and (ii) 6,666 represent shares underlying options granted under the 1994 Plan and exercisable within 60 days.


(11) Excludes shares held by Blackstone Partners and its affiliates and by the Wasserstein L.L.C. and its affiliates.

WHAT PROPOSALS AM I BEING ASKED TO VOTE ON?

     At the Special Meeting, you will be asked to consider and vote on the following Proposals:

    o PROPOSAL I: To approve the issuance by us of 16,510,000 shares of Common Stock upon conversion of our Nonvoting Convertible Preferred Stock, par value $0.01 per share (the "Nonvoting Stock"), which Heartland Industrial Partners, L.P. ("Heartland") has agreed that it and its permitted assigns and transferees (collectively, the "New Investors") will purchase pursuant to the Share Purchase Agreement (the "Primary Share Purchase Agreement") dated as of January 12, 2001 by and between us and Heartland.


    o PROPOSAL II: To approve amendments to our Restated Certificate of Incorporation, in the form attached to this Proxy Statement as Annex B, to (i) increase from 150,000,000 to 300,000,000 the number of authorized shares of Common Stock, (ii) remove the limitation that the Board shall not exceed nine members and eliminate certain other provisions relating to nomination of directors to the Board and (iii) remove the prohibition on stockholder action by written consent so long as the New Investors, Blackstone and Wasserstein, together with their affiliates, beneficially own at least 25% of our Common Stock. These amendments will become effective only if Proposal I above is approved.

     Stockholders may also consider any other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     After careful consideration, both a Special Committee of the Board and the full Board of Directors have unanimously determined that the Proposals are advisable and in the best interests of Collins &

Aikman and the best interests of our stockholders. The Board has unanimously approved the Proposals and unanimously recommends that you vote for the approval and adoption of the Proposals at the Special Meeting.


WHAT VOTES ARE REQUIRED TO APPROVE THE PROPOSALS?

     The approval and adoption of Proposal I requires the approval by a majority of the votes cast on such Proposal, provided the total vote cast represents over 50% in interest of all shares entitled to vote on such Proposal. The approval and adoption of Proposal II requires the affirmative vote of 662/3% of the outstanding shares of Common Stock. As of January 5, 2001, Blackstone Partners and its affiliates ("Blackstone") and the Wasserstein L.L.C. and its affiliates ("Wasserstein") beneficially owned or had the right to vote in the aggregate approximately 87% of the outstanding Common Stock. Blackstone and Wasserstein have delivered to us an irrevocable proxy to vote their shares of Common Stock in favor of Proposals I and II. ACCORDINGLY, THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING AND THE APPROVAL AND ADOPTION OF PROPOSAL I AND PROPOSAL II ARE ASSURED.


                                THE TRANSACTIONS


WHAT TRANSACTIONS GAVE RISE TO THE SPECIAL MEETING?

     On January 12, 2001, we entered into the Primary Share Purchase Agreement with Heartland, pursuant to which Heartland agreed to purchase 8,600,000 shares of Common Stock (a portion of which may be purchased by assignees of Heartland) for $43,000,000, or $5.00 per share, as well as 1,000,000 shares of Nonvoting Stock (which would have been convertible into 16,400,000 shares of Common Stock upon stockholder approval), for $82,000,000, or $5.00 per share of underlying Common Stock. (Subsequently, the number of shares of Common Stock was reduced to 8,490,000, the purchase price of such shares was reduced to $42,450,000, the number of shares of Common Stock into which the Nonvoting Stock is convertible was increased to 16,510,000, and the purchase price of the Nonvoting Stock was increased to $82,550,000.) The Nonvoting Stock will not be convertible into Common Stock unless Proposal I is approved. Aggregate proceeds to us from the sale of these shares of Common Stock and Nonvoting Stock will be $125,000,000, before fees and expenses. In addition, we will receive a contingent right to participate in Heartland's realized profits, if any, on the shares it is purchasing, up to a maximum of $6,250,000 (or $0.25 per share), which maximum amount will increase (to the extent not received) by 6.8% annually (compounded quarterly). We expect to use the proceeds of the sale of our shares to reduce outstanding indebtedness and to pay our expenses and expenses of Heartland.

     Also on January 12, 2001, Blackstone and Wasserstein (the "Sellers") entered into an agreement with Heartland (the "Secondary Share Purchase Agreement") to sell 27,000,000 shares of Common Stock to the New Investors for $135,000,000, or $5.00 per share, together with a contingent right to participate in Heartland's profits on the shares, up to a maximum of $6,750,000 (or $0.25 per share), which maximum amount will increase (to the extent not received) by 6.8% annually (compounded quarterly). The Primary Share Purchase Agreement and the Secondary Share Purchase Agreement, which are exhibits to our Current Report on Form 8-K, filed on January 16, 2001 (the "January 16 8-K"), are referred to herein as the "Purchase Agreements," and the transactions contemplated thereby are referred to herein as the "Transactions." See "Information Incorporated by Reference."

     The sale by us of stock to the New Investors is subject to several conditions, including the New Investors' purchase of the 27,000,000 shares of Common Stock from the Sellers and our obtaining certain consents and waivers from our bank lenders and holders of the 11 1/2% Senior Subordinated Notes of our subsidiary. We expect to receive the consents and waivers from our bank lenders in February, and we have already received the consents and waivers from the holders of the 11 1/2% Notes.

     In connection with the Purchase Agreements, we have agreed, effective upon the purchase and sale of shares pursuant to the Purchase Agreements, to approve the Transactions, so that the anti-takeover protections of Section 203 of the Delaware General Corporation Law will not apply to restrict any future business combination (as defined in Section 203) involving us and Heartland. We have also agreed to enter into a new shareholder agreement with the New Investors and the Sellers in the form filed as an exhibit to the January 16 8-K (the "New Master Shareholder Agreement") and a new registration rights agreement with the New Investors and the Sellers in the form filed as an exhibit to the January 16 8-K (the "New Registration Rights Agreement"). Upon consummation of the Transactions and conversion of the Nonvoting Stock, the New Investors, the Sellers and our other stockholders will beneficially own approximately 59.8%, 31.0% and 9.2% of the Common Stock, respectively.

     The Transactions are more fully described below.


WHAT IS THE BACKGROUND OF THE TRANSACTIONS?

     In late 1998 and early 1999, we explored the possibility of combining with a strategic partner or being acquired by a strategic buyer, but we did not receive any offers or proposals that were acceptable to us. In mid-2000, the Sellers met to discuss their strategic alternatives with respect to their investment in Collins & Aikman, as well as the capital constraints facing us. The Sellers desired to achieve liquidity to retire indebtedness that was originally incurred to finance their purchase of a portion of their stock in us. The Sellers considered selling all or a portion of their shares in a public offering or a private sale at a price acceptable to them or selling a portion of their shares to an investor who was also willing to make a substantial equity investment in us to enhance our growth prospects and to maximize the value of any remaining investment the Sellers would have in us.

     After discussing their objectives with respect to their investments in Collins & Aikman, the Sellers decided to contact several investment banks to solicit their opinions as to the best way for the Sellers to pursue a potential sale of all or a portion of their holdings in Collins & Aikman as well as alternatives for Collins & Aikman to raise new capital. After meeting with these banks, in August 2000, the Sellers engaged Salomon Smith Barney Inc., Wasserstein Perella & Co., Inc. and Chase Securities Inc. (the "Investment Banks") to be their exclusive financial advisors in connection with a possible transaction involving the sale, transfer or other disposition, directly or indirectly, of all or a significant portion of their holdings in Collins & Aikman. Simultaneously with the Sellers' engagement of the Investment Banks, we engaged the Investment Banks to be our financial advisors in connection with a possible transaction involving either (i) a non-public sale of Common Stock by us pursuant to an agreement entered into contemporaneously with or as part of an agreement for the sale, transfer or other disposition of our Common Stock owned by the Sellers or (ii) the transfer, sale or other disposition, by virtue of the actions of the Investment Banks or the Sellers, of all or a significant portion of our business, assets or securities, whether by way of a merger or consolidation, reorganization, recapitalization or restructuring, tender or exchange offer, negotiated purchase, leveraged buyout, partnership, collaborative venture or any other extraordinary corporate transaction involving Collins & Aikman. In light of our unsuccessful attempt to find a strategic buyer in late 1998 and early 1999, the primary targets of the sale process on behalf of the Sellers were buyout firms and equity sponsors, although the Sellers had discussions with at least one potential strategic buyer.

     After contacting more than 60 potential investors and sending a confidential information memorandum to more than 25 of these investors, the Investment Banks solicited preliminary bids from several parties, all of whom were invited to participate in management presentations given by us at our headquarters in Troy, Michigan, which took place from mid-October through early November 2000, and to conduct a business and legal due diligence review of Collins & Aikman.

     After the due diligence process was completed, the Investment Banks received indications of interest or offers from several interested parties. Heartland's offer emerged as the most attractive because it had the highest price and provided for a capital infusion to Collins & Aikman that we were otherwise unable to raise through a public equity offering due to market conditions. Negotiations with Heartland resulted in Heartland's increasing its bid to $5.00 per share on December 22, 2000 and agreeing to allow the Sellers (but not Collins & Aikman) to share in any profits Heartland would receive as a result of Heartland's future sales of up to 27,000,000 shares, up to a maximum of $0.35 per share (which maximum would increase by 8% annually, compounded quarterly). After consulting with certain members of our Board and our senior management, the Sellers commenced negotiations of definitive documents with Heartland.

     Following these consultations, the Board, by unanimous written consent, established a Special Committee of disinterested directors to review, analyze, consider and pursue alternatives and responses to, and approve or disapprove, the terms of any proposed transactions relating to the proposed sale by the Sellers of a portion of their Common Stock to Heartland (and any actions by us proposed or required in connection with any such transactions) and the proposed issuance and sale by us of Common Stock to Heartland. The Special Committee consisted of Robert C. Clark and Warren B. Rudman, neither of whom has a financial interest in the Transactions.


WHAT ACTIONS WERE TAKEN BY THE SPECIAL COMMITTEE?

     Following its appointment, the Special Committee selected UBS Warburg LLC to be the financial advisor to the Special Committee and Morris, Nichols, Arsht & Tunnell to be legal counsel to the Special Committee.

     The Special Committee held its first meeting by telephone on January 2, 2001. Salomon Smith Barney, financial advisor to us and the Sellers, described the process that led to Heartland's proposal to acquire 27,000,000 shares from the Sellers and 25,000,000 shares from us. Salomon Smith Barney also informed the Special Committee that one potential bidder other than Heartland remained in the process.

     Our counsel then reviewed the terms of the draft share purchase agreements provided to us by Heartland. Under the proposed agreements, Heartland's purchase of 27,000,000 shares from the Sellers would close before the purchase of 25,000,000 shares from us. A delayed closing of the purchase of shares from us carried with it the risk that our sale would not be completed. It was a condition of the proposed primary share purchase agreement that our stockholders preapprove the issuance of up to 65,000,000 shares of Common Stock without further stockholder approval for purposes of the New York Stock Exchange stockholder vote requirement and that the Board waive the application of the Delaware anti-takeover statute (Section 203 of the Delaware General Corporation Law) to the acquisition of more than 15% of the our stock by Heartland. Our counsel also discussed the terms of our debt instruments that would have to be amended to permit the Heartland transaction and the provisions of the proposed primary share purchase agreement that we agree to approve any covenant changes in those debt instruments which were negotiated by Heartland. Our counsel informed the Special Committee that our debtholders and bank lenders would require consent fees for approving these amendments.

     Counsel for the Special Committee reviewed the principal economic terms of the proposed share purchase agreements, including the price per share, the profit participation to be paid by Heartland to the Sellers in certain circumstances, the reimbursement of Heartland's expenses in connection with the transaction, the payment of a 1% transaction fee to Heartland (equal to approximately $13,000,000) and the payment of an annual $4,000,000 advisory fee to Heartland, representing a $2,000,000 annual increase over the annual fees currently paid to the Sellers.

     After Salomon Smith Barney and our counsel left the meeting, the Special Committee, with its counsel and UBS Warburg, discussed the proposed share purchase agreements and developed a preliminary list of negotiating points, including equal profit participation with the Sellers, the reduction of fees, the elimination of the preapproval requirement for up to 65,000,000 additional common shares and protection for the public minority shareholders in future transactions with Heartland and its affiliates. The Special Committee concluded that it needed additional time and information in order to develop a negotiating position and agreed to meet later in the week.

     Over the next eight days, the Special Committee and its legal and financial advisors negotiated directly with Heartland and its counsel and the Sellers and their counsel to improve the proposal. During that period, the Special Committee met telephonically five times and communicated a number of its concerns to the Sellers and Heartland. The Special Committee also learned that the second possible bidder had withdrawn. During one of the Special Committee's meetings, senior management presented its view that it was important to go forward with the Heartland transaction in order to obtain new capital and allow the Sellers to exit their investment in an orderly fashion without adversely impacting the public market price for our Common Stock. Management informed the Special Committee that we would likely be in default under our debt covenants as of December 31, 2000 whether or not we proceeded with the Heartland transaction and that the cost of covenant amendments could be higher if there were no Heartland transaction.

     On January 10, the Special Committee received a revised proposal from Heartland, which outlined a number of concessions that Heartland had made in its negotiations with the Special Committee and its advisors, and stated Heartland's position that it "would move on" if the revised proposal, which was stated to be its "last and best effort," was unsatisfactory to the Special Committee. Heartland's revised proposal provided for the purchase of 25,000,000 shares from us and 27,000,000 shares from the Sellers at $5.00 per share and a profit participation right of up to $0.25 per share with an annual accretion rate of 6.8% to us on an equal basis with the Sellers. Heartland also agreed to reduce its transaction fee to $12,000,000, to cap its pre-signing expenses at $500,000 and to having three independent directors on the Board, and it accepted the Special Committee's request that the Board have the right to approve any changes to our debt instruments.

     The Special Committee and its counsel also negotiated a number of contractual concessions during this period, including: the elimination of Heartland's right to a majority of the Board when its ownership falls below 25% of its initial holdings; improvements in the "fiduciary out"; limitation on circumstances requiring the payment of a topping fee; a simultaneous closing for the sale of shares by us and the Sellers; a two-month increase in the time that we have to complete the transaction; limitations on those circumstances in which Heartland could terminate the transaction in the case of adverse changes; a reduction in the number of registration rights available to Heartland and the Sellers; elimination of the preapproval of the issuance of additional shares of common stock; and the elimination of a "preemptive right" on the part of Heartland and the Sellers with respect to any additional issuances of stock by us.

     The Special Committee met on January 10 and discussed the revised Heartland proposal and Heartland's agreement that certain transactions between us and Heartland and its affiliates would be subject to the approval of the disinterested directors. The Special Committee agreed that the revised proposal was acceptable, but believed that the Special Committee should make one last attempt to reduce the advisory fee. At that point, representatives of Heartland joined the conference call. The Special Committee stated that the revised proposal was acceptable, but that it wished to reduce the advisory fee. In response, Heartland offered to forebear from charging its customary 1% transaction fee with respect to acquisitions and divestitures for one year following the closing of the Transactions. The Special Committee members stated that they would support the revised proposal with that modification given Heartland's commitment to grow Collins & Aikman through acquisitions. After the representatives of Heartland left the call, UBS Warburg advised the Special Committee that it was prepared to render its opinion that the $5.00 cash price per share to be received by us for the sale of 25,000,000 shares to the New Investors was fair to our public stockholders from a financial point of view. The Special Committee then voted, subject to receipt of the UBS Warburg opinion, to recommend the Transactions, as modified, to the full Board and the stockholders.


WHAT IS THE OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR?

     At the meeting of the Board held on January 11, UBS Warburg delivered its oral opinion to the Special Committee to the effect that, as of the date of the opinion (prior to the modifications to the Transactions described on page 5) and based on and subject to the matters described in the opinion, the cash price of $5.00 per underlying share of Common Stock to be paid by the New Investors to us in the Transactions (prior to the modifications to the Transactions described on page 5) is fair, from a financial point of view, to the holders of our outstanding publicly held Common Stock. The opinion was confirmed by delivery of a written opinion dated January 11, 2001.

     THE FOLLOWING SUMMARY OF THE UBS WARBURG OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE FULL TEXT OF THE UBS WARBURG OPINION SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN AND IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT AND INCORPORATED HEREIN BY REFERENCE. WE ENCOURAGE YOU TO READ CAREFULLY THE UBS WARBURG OPINION IN ITS ENTIRETY.

     For the purposes of UBS Warburg's opinion and related financial and comparative analyses and the summary of such matters set forth below, the "transaction" consists of the sale by us (without reflecting the modifications to the Transactions described on page 5) to the New Investors of (i) 8,600,000 shares of Common Stock, and (ii) 1,000,000 shares of Nonvoting Stock; and the "cash price" to be paid by the New Investors to us in the transaction is based solely upon the aggregate cash purchase price of $125,000,000 to be paid for the 25,000,000 underlying shares of Common Stock, including the shares issuable upon conversion of the Nonvoting Stock.

     UBS Warburg's opinion:

    o is directed to the Special Committee of the Board;

    o relates only to the fairness, from a financial point of view, to the holders of outstanding publicly held Common Stock of the $5.00 per share overall cash price to be paid by the New Investors to us in the transaction;

    o does not constitute a recommendation to holders of Common Stock about how to vote with respect to the transaction or any other matter;

    o does not address our underlying business decision to effect the transaction; and

    o is necessarily based upon economic, monetary, market and other conditions as they existed as of the date of the opinion and should be evaluated based upon those conditions.

    In arriving at its opinion, UBS Warburg, among other things:

    o reviewed certain publicly available business and historical financial information relating to us;

    o reviewed the reported prices and trading activity for the Common Stock;

    o reviewed certain internal financial information and other data relating to our business and financial prospects, including estimates and financial forecasts prepared by our management, which were provided to UBS Warburg by us;

    o held discussions with members of our senior management;

    o reviewed publicly available financial and stock market data with respect to selected companies in lines of business UBS Warburg believed to be generally comparable to those of Collins & Aikman;

    o reviewed the Primary Share Purchase Agreement;

    o conducted and considered other financial studies, analyses, investigations and information that it considered necessary or appropriate; and

    o reviewed (i) our current and forecast quarterly credit statistics, using internal forecast results of operations of our management for fiscal year 2001, and (ii) the financial covenants related to our credit facilities and public bonds.

     In connection with its review, at the Special Committee's direction, UBS
Warburg:

    o did not independently verify any of the information referred to above and relied on it as being complete and accurate in all material respects;


    o assumed that the financial forecasts and estimates referred to above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to our future performance;

    o assumed that the future financial results referred to above will be achieved at the times and in the amounts projected by our management;

    o did not make any independent evaluation or appraisal of any of our assets or liabilities, nor was UBS Warburg furnished with any similar evaluation or appraisal;

    o did not express any opinion as to the purchase and sale transaction between Heartland and the Sellers, the terms of the Primary Share Purchase Agreement, the Secondary Share Purchase Agreement or any related agreements or the form of the transaction or any related transactions, or any payment to be made in connection with the transaction other than the overall cash price;

    o did not express any opinion as to the prices at which the Common Stock would trade subsequent to the transaction;

    o did not opine or provide any advice with respect to the impact of the transaction on our solvency, viability or financial condition or our ability to satisfy our obligations as they become due; and

    o assumed that we and Heartland would comply with all material terms of the Primary Share Purchase Agreement.

     UBS Warburg was not asked to and did not recommend the specific consideration payable in the transaction, which was determined through negotiation between us and Heartland. Although at our direction, UBS Warburg did not solicit potential proposals from third parties, in performing the financial and comparative analyses in connection with the rendering of its opinion, UBS Warburg considered the process conducted by Salomon Smith Barney in an effort to find purchasers for shares of the Common Stock. Except to the extent set forth above, the Special Committee did not limit UBS Warburg regarding the procedures to be followed or factors to be considered in rendering its opinion.

     In preparing its opinion, UBS Warburg performed a variety of financial and comparative analyses. The material analyses are summarized below. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, UBS Warburg made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, UBS Warburg believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

     In performing its analyses, UBS Warburg made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond our control. No company, transaction or business used in those analyses as a comparison is identical to us or our businesses or the transaction, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

     The estimates contained in the analyses performed by UBS Warburg and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     The following is a summary of the material financial analyses used by UBS Warburg in connection with the rendering of its opinion. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.


 Historical Stock Price Analysis

     UBS Warburg reviewed the historical trading prices for the Common Stock for the periods from January 7, 2000 through January 10, 2001 and January 9, 1998 through January 10, 2001, and compared the movements in those prices to the movements of both the Standard and Poor's 400 index, commonly referred to as the S&P 400, and a composite index of publicly-traded automotive component companies for the same periods. The automotive component company composite index consists of Tenneco Automotive, Inc., Stoneridge, Inc., Intermet Corporation, Superior Industries International, Inc., Tower Automotive, Inc., American Axle & Manufacturing Holdings, Inc. and Dura Automotive Systems, Inc. UBS Warburg observed that during the period from January 7, 2000 through January 10, 2001, the Common Stock closing price decreased 14.8% from $5.50 to $4.69, as compared to an 11.8% increase in the S&P 400 index and a 40.4% decrease in the automotive component company index during the same period. In addition, UBS Warburg observed that during the period from January 9, 1998 through January 10, 2001, the Common Stock price decreased 48.6% from $9.13 to $4.69, as compared to a 56.0% increase in the S&P 400 and a 51.0% decrease in the automotive component company index during the same period.


 Selected Public Companies Trading Analysis


     UBS Warburg reviewed and analyzed selected financial information, ratios and public market multiples for the following seven publicly-traded automotive component companies and compared the implied multiples derived for the selected public companies with the relevant implied multiples for Collins & Aikman:


    o Tenneco Automotive, Inc.


    o Stoneridge, Inc.


    o Intermet Corporation


    o Superior Industries International, Inc.


    o Tower Automotive, Inc.


    o American Axle & Manufacturing Holdings, Inc.


    o Dura Automotive Systems, Inc.


     UBS Warburg chose the selected public companies because they were publicly-traded companies that, for purposes of the analysis, UBS Warburg considered reasonably similar to Collins & Aikman in that these companies operate in the automotive component industry. The selected public companies may significantly differ from Collins & Aikman based on, among other things, the size and capitalization of the companies, the geographic coverage of the companies' operations and the financial condition of the companies.


     UBS Warburg reviewed, among other things, the following:


    o enterprise value, calculated as the market value of fully diluted equity securities plus indebtedness less cash and cash equivalents, as of January 10, 2001;


    o enterprise value, calculated as a multiple of 12 month trailing revenue, 12 month trailing earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and 12 month trailing earnings before interest and taxes, commonly referred to as EBIT;


    o enterprise value, calculated as a multiple of estimated calendar 2001 EBITDA and estimated calendar 2001 EBIT; and


    o equity values, calculated as per share closing stock prices on January 10, 2001, as a multiple of estimated calendar 2000 earnings per share, commonly referred to as EPS, and estimated calendar 2001 EPS.


     UBS Warburg also compared implied multiples derived for the selected companies with implied multiples for us based on the closing stock price of our Common Stock of $4.69 per share as of January 10, 2001.

     These analyses indicated the following implied multiples for the selected public companies and for Collins & Aikman:


                                     IMPLIED RANGE OF MULTIPLES OF SELECTED      IMPLIED MULTIPLES     IMPLIED MULTIPLES
                                                PUBLIC COMPANIES:               OF COLLINS & AIKMAN   OF COLLINS & AIKMAN
                                   -------------------------------------------        BASED ON             BASED ON
                                                          ADJUSTED                JANUARY 10, 2001     A PRICE OF $5.00
                                       LOW       MEAN      MEAN(1)     HIGH        MARKET VALUES           PER SHARE
                                   ---------- ---------- ---------- ---------- --------------------- --------------------
ENTERPRISE VALUE TO:
Actual Trailing 12 Months
 Revenue .........................     0.38x      0.63x      0.57x      1.19x           0.59x                 0.66x
Actual Trailing 12 Months
 EBITDA ..........................     3.2 x      4.5 x      4.4 x      6.7 x           5.3 x                 6.0 x
Actual Trailing 12 Months
 EBIT ............................     4.3 x      7.6 x      6.2 x     18.2 x           8.1 x                 9.2 x

ENTERPRISE VALUE TO:
Estimated Calendar 2001
 EBITDA ..........................     2.9 x      4.1 x      4.2 x      5.3 x           5.3 x                 5.9 x
Estimated Calendar 2001 EBIT......     4.3 x      6.5 x      6.0 x     11.1 x           8.1 x                 9.1 x

P/E TO:
Estimated Calendar Year 2000 .....     1.8 x      9.6 x      5.6 x     37.5 x          18.8 x                20.0 x
Estimated Calendar Year 2001 .....     1.9 x      7.8 x      6.0 x     22.8 x          18.8 x                20.0 x

----------
(1)   Excludes high and low observations.

     Actual trailing 12 month data for Collins & Aikman and the selected companies were based on our and their respective Forms 10-K and 10-Q. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for us were based on internal estimates provided by us.


 Discounted Cash Flow Analysis

     UBS Warburg performed a discounted cash flow analysis, using internal estimates of our management, in order to derive an implied equity value reference range and an implied range of enterprise values for Collins & Aikman. These analyses were based on:

    o the present value of the estimated unlevered, after-tax free cash flows that we could generate over the four-year period 2001 through 2004

    o the present value of the 2004 terminal value of Collins & Aikman based on a range of multiples applied to its estimated future 2004 EBITDA.

     For purposes of this analysis, UBS Warburg used discount rates of 10.5% to 12.5% and terminal 2004 EBITDA multiples of 3.5x to 5.0x, which were derived by reference to the selected public companies trading analysis. This analysis implied a per share equity value reference range for Collins & Aikman of $0.78 to $5.98 and an enterprise value reference range for Collins & Aikman of $911 million to $1,233 million.

     Pursuant to an engagement letter, dated December 22, 2000, between the Special Committee and UBS Warburg, UBS Warburg provided financial advisory services and a financial fairness opinion to the Special Committee in connection with the transaction, and we agreed to pay UBS Warburg a customary fee, which is not contingent upon the consummation of the transaction. We have also agreed to reimburse UBS Warburg for its expenses incurred in performing its services. In addition, we have agreed to indemnify UBS Warburg and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling UBS Warburg or any of its affiliates against certain liabilities and expenses related to or arising out of UBS Warburg's engagement and any related transactions.

     The Special Committee selected UBS Warburg based on its experience, expertise and reputation. UBS Warburg is an internationally recognized investment banking firm that regularly engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, UBS Warburg and its successors and affiliates may trade or have traded our securities for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. UBS Warburg and its affiliates, including UBS AG, may have other relationships in the ordinary course of business with us and our affiliates.


WHAT IS THE RECOMMENDATION OF THE FULL BOARD?

     At a special meeting of the Board on January 11, after hearing the report of the Special Committee, including its discussion of the UBS Warburg opinion, the Board approved the Transactions and resolved to recommend to the stockholders that they approve the Proposals. The reasons for the Board's decision included the following:

    o the presentation by and recommendation of the Special Committee, including its discussion of the UBS Warburg opinion;

    o the Board's belief that the net cash to be received by us pursuant to the Transactions would be beneficial to us and our growth strategy; and

    o the Board's belief that Heartland would be supportive of the efforts of management to increase value for all of our stockholders.


WHAT ARE THE TERMS OF THE TRANSACTIONS?

     The following discussion of the Transactions is qualified in its entirety by reference to the complete text of the Purchase Agreements, as well as the forms of the New Master Shareholder Agreement, the New Registration Rights Agreement and the Profit Participation Agreement referred to herein and attached as exhibits to the January 16 8-K. You are urged to read the full text of such Agreements in their entirety.


 Sale of Shares

     We have agreed with Heartland, pursuant to the Primary Share Purchase Agreement that the New Investors will purchase from us 8,490,000 shares of Common Stock held by us as treasury shares at a cash purchase price of $5.00 per share and 1,000,000 shares of Nonvoting Stock at a cash purchase price of $82.55 per share, for an aggregate purchase price of $125,000,000, before fees and expenses. Heartland and its affiliates must purchase at least a majority of the shares to be purchased by the New Investors under the Purchase Agreements. Heartland will use funds drawn from its general partnership funds to finance the Transactions.

     Each share of Nonvoting Stock will become convertible into 16.51 shares of Common Stock (subject to adjustment for stock splits and similar events) upon approval of Proposal I. Unless and until Proposal I is approved, the shares of Nonvoting Stock will remain outstanding and will not be convertible into Common Stock. The shares of Nonvoting Stock have the following other terms:

    o Its holders will be entitled to dividends and other distributions equal in amount to the dividends, if any, paid on the number of shares of Common Stock into which they are convertible. They will have no other dividend rights.

    o Its holders will have no voting rights other than those required by Delaware law (e.g., for matters such as an amendment to their terms). They will have no right to vote for our directors, although Heartland will be entitled to majority representation on the Board under the terms of the New Master Shareholder Agreement.

    o In the event of our liquidation, the holders of Nonvoting Stock will be entitled to receive an amount equal to $0.01 per share (or a total of $10,000) prior to any payment of distributions to any other stockholders; thereafter, they will share in any distributions pro rata with holders of the Common Stock, with each share of Nonvoting Stock deemed to be equal for this purpose to the number of shares of Common Stock into which it would convert upon approval of Proposal I.

A copy of the form of Certificate of Designation, Preferences and Rights of the Nonvoting Stock is attached hereto as Annex C.

     Concurrently with the purchase of shares from us under the Primary Share Purchase Agreement, the New Investors will also purchase 27,000,000 shares of Common Stock from the Sellers at a cash purchase price of $5.00 per share, for an aggregate cash purchase price of $135,000,000, pursuant to the Secondary Share Purchase Agreement. The purchase and sale of shares under each Purchase Agreement is conditioned on the concurrent purchase and sale under the other Purchase Agreement.

     The New Investors will grant to us and the Sellers a participating interest in any profits realized (whether by distributions or upon sale) on the Common Stock purchased by the New Investors pursuant to the Purchase Agreements. Payments of this profit participation will not exceed $13,000,000 (or $6,250,000 in the aggregate in the case of shares purchased from us), which maximum amount will increase (to the extent not received) by 6.8% annually (compounded quarterly) from the date of the purchase of shares by the New Investors to the date of the payment of the profit participation. The form of the Profit Participation Agreement is an exhibit to the January 16 8-K.

     None of the shares being sold pursuant to the Purchase Agreements has been registered under the Securities Act of 1933, as amended, although the New Investors and the Sellers will have certain registration rights pursuant to the New Registration Rights Agreement.

     The following table sets forth information concerning the distribution of ownership of our Common Stock (i) as of January 5, 2001, (ii) after the consummation of the purchase and sale of shares pursuant to the Purchase Agreements but prior to conversion of the Nonvoting Stock and (iii) after the conversion of the Nonvoting Stock, in each case assuming no other issuances or transfers of Common Stock:




                                                                  AFTER
                                                             CONSUMMATION OF          AFTER
                                                            TRANSACTIONS BUT     CONSUMMATION OF
                                                                PRIOR TO         TRANSACTIONS AND
                                             AS OF            CONVERSION OF       CONVERSION OF
                                        JANUARY 5, 2001      NONVOTING STOCK     NONVOTING STOCK
                                       -----------------   ------------------   -----------------
New Investors ......................            --                 50.3%               59.8%
Blackstone and Wasserstein .........          87.0%                38.3%               31.0%
Other Stockholders .................          13.0%                11.4%                9.2%

 Conditions to the Sale; Termination

     In addition to certain customary conditions, the consummation of the purchase of the shares under the Purchase Agreements is subject to the following conditions:

    o approval of the Transactions by holders of the 11 1/2% Senior Subordinated Notes of our subsidiary (which has been received) and by our bank lenders;

    o the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and German anti-trust laws (each of which has occurred);

    o payment by us to Heartland of a transaction fee of $12,000,000;

    o resignation of two representatives of Blackstone and two representatives of Wasserstein from the Board and replacement of those representatives by representatives of Heartland;

    o execution by us, the Sellers and the New Investors of the New Master Shareholder Agreement and the New Registration Rights Agreement and cancellation of the existing stockholders agreement and voting agreement among us and Blackstone and Wasserstein;

    o execution by us and Heartland of an agreement providing for the payment to Heartland of an annual advisory fee of $4,000,000;

    o the absence of any injunction prohibiting the transaction; and

    o the absence of certain material adverse changes relating to Collins & Aikman.

     Either we or Heartland may terminate the Primary Share Purchase Agreement if, among other things, the closing thereunder has not occurred on or before May 31, 2001. In addition, we may terminate the Primary Share Purchase Agreement if the Board concludes in good faith that an alternative acquisition proposal would be more favorable to our stockholders, in which case we may become obligated to pay to Heartland a cash fee equal to 2.5% of the value of shares sold or 2.5% of the value of the acquisition transaction (not to exceed $3,125,000), as applicable, relating to such alternative acquisition proposal.

     We expect that the purchase and sale of the Common Stock and the Nonvoting Stock will be consummated at the time the conditions in the Purchase Agreements are satisfied, which we expect to occur in February 2001.


 Required Consents from Noteholders and Lenders

     The Transactions require consents or waivers by holders of certain of our indebtedness under provisions in the agreements governing such indebtedness which relate to changes in control of Collins & Aikman. Such provisions would be triggered by the Transactions if such consents or waivers were not obtained.


     A requisite majority of the holders of our subsidiary's publicly-held
11 1/2% Senior Subordinated Notes have agreed to amend the change of control provisions of the Indenture governing the Notes to permit the consummation of the Transactions, and we have agreed to pay to those holders a consent fee customary for transactions of this nature.

     In connection with our request to our bank lenders to consent to the Transactions, we have also requested other changes to our bank credit facilities. These other changes include adding a $50,000,000 term loan facility to finance the repayment of publicly-held notes of our subsidiary which mature on June 15, 2001, providing security interests in our assets in favor of the lenders and modifying some of the financial covenants and ratios and increasing interest rate spreads in light of our expected results for the period ended December 31, 2000 and forecasted future results. In consideration for the lenders' consents and the revisions of the covenants, the lenders will require that we pay customary fees for transactions of this type. We believe that, even if the Transactions were not to occur, we would request substantially the same changes to our bank credit facilities (other than the consent to the Transactions) and, accordingly, that we would incur substantial fees, increased interest rates, the incurrence of security interests on our assets and the tightening of certain covenants even if consents to the Transactions were not requested.


 New Master Shareholder Agreement

     The New Master Shareholder Agreement provides that the Sellers and the New Investors will vote their shares of Common Stock to ensure that (i) prior to conversion of the Nonvoting Stock, four members of the current nine-member Board will be designated by Heartland, one by Wasserstein and one by Blackstone and (ii) after conversion of the Nonvoting Stock and the effectiveness of the amendments to our Restated Certificate of Incorporation permitting the size of the Board to be increased to 13, seven members will be designated by Heartland, one by Wasserstein and one by Blackstone, in each case so long as Heartland, Wasserstein and Blackstone (as the case may be) and their affiliates continue to beneficially own at least 25% of the Common Stock (including Common Stock underlying the Nonvoting Stock) owned by them after giving effect to the purchases and sales pursuant to the Purchase Agreements. In addition, there must be two outside directors, increasing to three within 60 days after the New Master Shareholder Agreement is entered into or, in any event, by the date of the conversion of the Nonvoting Stock. Our Chief Executive Officer will also serve as a director.

     The New Master Shareholder Agreement also contains certain restrictions on our ability to enter into transactions with Heartland and its affiliates. We and our subsidiaries may not enter into any such transaction or series of related transactions involving payments or other consideration in excess of $500,000 without the consent of (i) each Seller holding at least 25% of the Common Stock held by it after consummation of the Transactions, so long as Heartland and its affiliates directly or indirectly beneficially own at least 50% of the outstanding Common Stock and (ii) a majority of the members of the Board who are disinterested with respect to the particular transaction and were not designated for election to the Board by Heartland, so long as Heartland and its affiliates beneficially own at least 25% of the shares of Common Stock (including Common Stock underlying the Nonvoting Stock) purchased by them under the Purchase Agreements, except that consent of the Sellers will not be required with respect to any such transaction that is approved by a majority of the members of the Board who were not designated for election by Heartland. The restrictions described above will not apply to any of the transactions specifically contemplated by the Purchase Agreements, to payments (after the first anniversary of the New Master Shareholder Agreement) of a 1% advisory fee on acquisitions and divestitures and to transactions involving the sale, purchase or lease of goods or services on an arm's-length basis involving not more than $1,250,000.

     The New Master Shareholder Agreement also provides for, among other things:

    o a prohibition against encumbering Common Stock, except where the agreement governing such encumbrance provides that the lender assumes the obligations, but acknowledges it will receive no rights, under the New Master Shareholder Agreement;

    o "tag-along" rights to the Sellers to participate in transfers of Common Stock by the New Investors (except for transfers to permitted transferees, in a registered public offering, Rule 144 transactions and transfers in change of control transactions with an unrelated third party in which all stockholders have the right to participate pro rata);

    o a right of first refusal to the New Investors (and to Collins & Aikman, if the right of first refusal is not exercised by the New Investors) with respect to any transfers of Common Stock by the Sellers (other than related party transferees who agree to be bound by the terms of the New Master Shareholder Agreement); and

    o "drag-along" rights to the New Investors to require the Sellers to participate in certain sales by the New Investors.

 New Registration Rights Agreement

     The New Registration Rights Agreement provides that the New Investors and the Sellers and certain of their transferees will have rights to demand registration under the Securities Act of shares of Common Stock (or of Nonvoting Stock) held by them. In addition, they will have piggy-back registration rights in the event we register shares of our Common Stock for our own account or for the account of any of our stockholders. The New Registration Rights Agreement contains customary provisions regarding lock-ups, holdbacks, payment of expenses, indemnification and contribution.

 Other Expenses of the Transactions

     In addition to the expenses referred to above, we will be required to pay
(i) up to $500,000 of the expenses of Heartland which were incurred prior to January 12, 2001 (the date on which the Primary Share Purchase Agreement was entered into), and (ii) all other expenses of Heartland which were or are incurred after such date, in connection with the Transactions, whether or not they occur, unless the Transactions do not occur because of a breach of or a failure to perform any representation, warranty, covenant or agreement on the part of Heartland.

                                 THE PROPOSALS

     The Board's recommendations on the Proposals set forth below are based on the recommendations of the Special Committee. BLACKSTONE AND WASSERSTEIN, WHICH TOGETHER OWN APPROXIMATELY 87% OF OUR COMMON STOCK, HAVE GIVEN US AN IRREVOCABLE PROXY TO VOTE THEIR SHARES IN FAVOR OF THE PROPOSALS. ACCORDINGLY, APPROVAL OF THE PROPOSALS IS ASSURED.

PROPOSAL I -- ISSUANCE OF 16,510,000 SHARES OF COMMON STOCK

     The Primary Share Purchase Agreement provides that we sell to the New Investors 8,490,000 shares of Common Stock held by us as treasury shares and 1,000,000 shares of Nonvoting Stock which will be convertible at the option of the holder (upon approval of Proposal I) into 16,510,000 shares of our Common Stock.

     As of the close of business on February 8, 2001, there were 62,024,063 shares of Common Stock issued and outstanding. The issuance of 16,510,000 shares of Common Stock upon conversion of the Nonvoting Stock purchased by the New Investors pursuant to the Primary Share Purchase Agreement will result in the issuance of Common Stock with voting power in excess of 20% of the voting power outstanding before such issuance. For this reason, Paragraph 312.03(c) of the Listed Company Manual of the New York Stock Exchange requires stockholder approval by a majority of votes present at the Special Meeting, whether in person or by proxy, eligible to vote on a particular proposal.

     The additional shares of Common Stock will have rights identical to the currently outstanding Common Stock. The shares of Common Stock have no preemptive rights or other rights to subscribe for additional shares.

     Adoption of this proposal and any issuance of the Common Stock will not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to increasing the outstanding number of shares of Common Stock, such as dilution of earnings per share and voting rights of current holders of Common Stock.

     The Board, believing that it is in the best interests of Collins & Aikman and the best interests of our stockholders, unanimously recommends the approval of the issuance of the 16,510,000 shares of Common Stock upon conversion of the Nonvoting Stock.


PROPOSAL II -- AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION

     The Board has unanimously adopted a resolution approving and recommending to our stockholders the approval of the Amendments to the Restated Certificate of Incorporation. Approval of the Amendments by our stockholders shall also be deemed to constitute approval of a resolution authorizing the Board, at any time prior to the filing of the Certificate of Amendment in the form attached hereto as Annex B with the Secretary of State, to abandon such proposed Amendments without further action by the stockholders, notwithstanding approval of the Amendments by stockholders, in connection with the failure of the transactions contemplated by the Purchase Agreements to be consummated or otherwise.

     The following constitutes a summary of the Amendments, which is qualified in its entirety by reference to Annex B.

     Currently our Restated Certificate of Incorporation authorizes us to issue 166,000,000 shares of capital stock of par value of $0.01 each. Of the shares of capital stock currently authorized, 150,000,000 shares are designated as Common Stock and 16,000,000 shares are designated as Preferred Stock. The Amendments will increase the total number of shares of capital stock which we have the authority to issue to 316,000,000 shares by increasing the number of authorized shares of Common Stock from 150,000,000 to 300,000,000. The Amendments would not affect the Preferred Stock. As of the Record Date, 62,024,063 shares of Common Stock were issued and outstanding and following the issuance of 16,510,000 shares of Common Stock to the New Investors upon conversion of the Nonvoting Stock, 78,534,063 shares of Common Stock will be issued and outstanding.

     The Board, believing that it is in the best interests of Collins & Aikman and the best interests of our stockholders, recommends the increase in the number of shares of authorized Common Stock to enable us to issue shares in the future without the expense and delay of one or more separate special meetings of stockholders at such time or times as would otherwise be required if Proposal II is not approved.

     Article Fifth of our Restated Certificate of Incorporation currently provides that the number of directors can not exceed nine and contains provisions for the nomination of affiliates of parties to an existing voting agreement among Collins & Aikman and the Sellers. Because that voting agreement will be canceled in connection with the transactions contemplated by the Purchase Agreements and in order to provide us with greater flexibility, the Board has approved a new Article Fifth of the Restated Certificate of Incorporation to replace the current Article Fifth, providing that the number of directors comprising the Board be initially fixed by resolution of the Board (provided there shall be at least one director for each class of directors) and eliminating the provisions relating to the nomination of directors affiliated with parties to the existing voting agreement.

     In connection with the Purchase Agreements and the New Master Shareholder Agreement, the Board has resolved as of the date of the effectiveness of the Certificate of Amendment to increase the size of the Board to 13 directors.

     Article Sixth currently provides that any action required or permitted to be taken by stockholders may be effected only at a duly called meeting of stockholders and may not be effected by a consent in writing. The Amendments will amend Article Sixth to provide that any such action may be effected by a written consent so long as the parties to the New Master Shareholder Agreement (other than Collins & Aikman) beneficially own at least 25% of our capital stock.

     The Board, believing that it is in the best interests of Collins & Aikman and the best interests of our stockholders to provide for the flexibility of action by written consent, recommends this amendment of Article Sixth.

     The Amendments will become effective on the date the Certificate of Amendment is filed in the state of Delaware to amend our Restated Certificate of Incorporation.

     The Board, believing that it is in the best interests of Collins & Aikman and the best interests of our stockholders, unanimously recommends the approval and adoption of the Certificate of Amendment to our Restated Certificate of Incorporation.

     If the Proposals are not approved within 45 days after the purchase and sale of shares of Common Stock and Nonvoting Stock pursuant to the Purchase Agreements, one of the representatives of Wasserstein or Blackstone will be required to resign from the Board and will be replaced by a representative of Heartland. Since the Board is currently composed of nine directors, four of whom will be representatives of Heartland once the purchase and sale of shares occurs, the addition of a fifth Heartland representative will result in a majority of the Board being comprised of Heartland representatives.


                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for action to be included in the proxy materials for our Year 2002 Annual Meeting must submit such proposal so that it is received by the Secretary of Collins & Aikman not later than December 6, 2001. Proposals must be in writing and sent via registered, certified or express mail. Facsimile or other forms of electronic submissions will not be accepted.


                    OTHER MATTERS TO COME BEFORE THE MEETING

     The federal proxy rules specify what constitutes timely submission for a stockholder proposal to be included in the Proxy Statement, as discussed above under "Stockholder Proposals". If a stockholder desires to bring business before an annual meeting which is not the subject of a proposal timely submitted for inclusion in the Proxy Statement, the stockholder must follow procedures outlined in the our bylaws. A copy of these bylaw procedures is available upon request from the Secretary of Collins & Aikman, 5755 New King Court, Troy, Michigan 48098. One of the procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the annual meeting. Notice must be received not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (which is between January 1, 2001 and January 31, 2001 for the purposes of the Year 2001 Annual Meeting); provided, however, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever occurs first. It should be noted that those bylaw procedures govern proper submission of business to be put before an annual meeting and do not preclude discussion by any stockholder of any business properly brought before an annual meeting.

     If a stockholder wants to nominate a person for election to the Board other than a director nominated by the Nominating Committee, notice of the proposed nomination must be delivered to or mailed and received by the Secretary of Collins & Aikman at the address set forth in the previous paragraph by the time periods set forth in the previous paragraph in the case of an annual meeting and, in the case of a special meeting called for the purpose of electing directors, by the close of business on the tenth day following the day on which public disclosure of the date of the special meeting was made. The bylaw provision contains other requirements for notice and a copy thereof is available upon request from the Secretary of Collins & Aikman.


                     INFORMATION INCORPORATED BY REFERENCE

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM THE SECRETARY'S OFFICE, COLLINS & AIKMAN CORPORATION, 5755 NEW KING COURT, TROY, MICHIGAN 48098. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN FEBRUARY 26, 2001. THE DOCUMENTS WILL BE AVAILABLE FOR INSPECTION, WITHOUT CHARGE, AT THE SECRETARY'S OFFICE DURING NORMAL BUSINESS HOURS UNTIL THE TIME OF THE SPECIAL MEETING.

     The following document is incorporated by reference herein:

    o Current Report of Collins & Aikman Corporation on Form 8-K, filed January 16, 2001, including the Primary Share Purchase Agreement and the forms of the Secondary Share Purchase Agreement, New Master Shareholder Agreement, New Registration Rights Agreement and Profit Participation Agreement filed as exhibits thereto.

Any statement contained in a document incorporated by reference herein will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. The modifying or superseding statement may, but need not, state that it has modified or superseded a prior statement or include any other information set forth in the document that is not so modified or superseded. The making of a modifying or superseding statement will not be deemed an admission that the modified or superseded statement, when made, constituted an untrue statement of a material fact, an omission to state a material fact necessary to make a statement not misleading, or the employment of a manipulative, deceptive or fraudulent device, contrivance, scheme, transaction, act, practice, course of business or artifice to defraud, as those terms are used in the Securities Act, the Exchange Act or the rules and regulations thereunder. Any statement so modified will not be deemed in its unmodified form to constitute a part hereof for purposes of the Exchange Act. Any statement so superseded will not be deemed to constitute a part hereof for purposes of the Exchange Act.


                      WHERE YOU CAN FIND MORE INFORMATION

     GOVERNMENT FILINGS: Collins & Aikman files annual, quarterly and special reports and other information with the Securities and Exchange Commission. Any person may read and copy any document that Collins & Aikman files:

    o at the Commission's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549;

    o at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

    o at the Commission's web site at http://www.sec.gov.

Some locations may charge prescribed or modest fees for copies. Any person may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

     STOCK MARKET: Our Common Stock is listed on the New York Stock Exchange, and similar information can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.


                           FORWARD LOOKING STATEMENTS


     This Proxy Statement contains "forward-looking" information, as that term is defined by the federal securities laws, about our financial condition, results of operations and business. You can find many of these statements by looking for words such as "may," "will," "expect," "anticipate," "believe," "estimate," and similar words used in this proxy statement.


     These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements.


     Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution stockholders not to place undue reliance on the statements, which speak only as of the date of this Proxy Statement.


     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.


                                 OTHER MATTERS


     As of the date of mailing this Proxy Statement, we have received no notice of any other matters to be brought by a stockholder before the Special Meeting. Accordingly, no other matters may be brought before the Special Meeting, unless Collins & Aikman in its sole discretion waives the advance notice bylaw provision discussed above or unless the matter is incident to the conduct of the Special Meeting. If Collins & Aikman in its sole discretion waives the advance notice bylaw provision or if there is a matter incident to the conduct of the Special Meeting, and consequently a matter not described in this Proxy Statement properly comes before the Special Meeting, then the persons named in the accompanying proxy will vote the proxy in accordance with their best judgment unless a stockholder, by striking out the appropriate provision of the proxy, chooses to withhold authority to vote on such matters.


                                        By Order of the Board of Directors,




                                        /s/ RONALD T. LINDSAY
                                        -----------------------
                                        RONALD T. LINDSAY
                                        Secretary


PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. NO POSTAGE STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

                                                                        ANNEX A

[GRAPHIC OMITTED]



                                                            UBS WARBURG LLC
                                                            299 PARK AVENUE
                                                          NEW YORK NY 10171-0025
                                                         TELEPHONE 212 821-2000
                                                           WWW.UBSWARBURG.COM




                                                               January 11, 2001


Special Committee of the Board of Directors
Collins & Aikman Corporation
5755 New King Court
Troy, Michigan 48098


Members of the Special Committee:

     We understand that Collins & Aikman Corporation, a Delaware corporation (the "Company"), is considering a transaction whereby the Company will sell to Heartland Industrial Partners, L.P. (the "New Investor") (i) 8,600,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, and (ii) 1,000,000 shares of Non-Voting Convertible Preferred Stock, par value $0.01 per share (the "Convertible Preferred Shares"), of the Company, for an aggregate cash purchase price of $125,000,000, pursuant to the terms of a Share Purchase Agreement, dated as of January 12, 2001 (the "Share Purchase Agreement"), between the Company and the New Investor (such sale being referred to herein as the "Transaction"). The Convertible Preferred Shares are convertible into 16,400,000 shares of Common Stock, so that the New Investor will be paying an overall cash price of $5.00 per underlying share of Common Stock in the Transaction (the "Price"). It is contemplated that at or about the same time as the closing of the Transaction, the New Investor will purchase outstanding Common Stock from Blackstone Capital Company II, L.L.C. and certain affiliated entities (collectively, "Blackstone") and Wasserstein/C&A Holdings, L.L.C. ("Wasserstein") pursuant to a Stock Purchase Agreement, dated as of January 12, 2001 (the "Secondary Share Purchase Agreement"), between the New Investor and Blackstone and Wasserstein (such purchase being referred to herein as the "Secondary Share Transaction").

     You have requested our opinion as to the fairness to the holders of the outstanding publicly held Common Stock from a financial point of view of the Price to be paid by the New Investor in the Transaction.

     UBS Warburg LLC ("UBSW") has acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction. UBSW will receive a fee from the Company in connection with the rendering of this opinion and the provision of services related to the Transaction, none of which is contingent upon the consummation of the Transaction. In the ordinary course of business, UBSW, its successors and affiliates may trade or have traded securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. We have not been asked to, nor do we, offer any opinion as to the Secondary Share Transaction or the Secondary Share Purchase Agreement, or the material terms of the Share Purchase Agreement or any Annex thereto or any related agreement or the form of the Transaction or any related transaction, including, without limitation, the material terms or the



                                                         MEMBER SIPC

UBS WARBURG LLC IS A SUBSIDIARY OF UBS AG.               MEMBER NEW YORK STOCK EXCHANGE
UBS WARBURG IS A FINANCIAL SERVICES GROUP OF UBS AG.     AND OTHER PRINCIPAL EXCHANGES

[GRAPHIC OMITTED]




form of the New Registration Rights Agreement, the New Master Shareholder Agreement, the New Charter, the Profit Participation Agreement, the Transaction Fee or the New Monitoring Agreement (as such terms are defined in the Share Purchase Agreement), or the payments or costs provided for in Sections 7.02(e), 7.02(f), 8.02(b) or 9.04 of the Share Purchase Agreement. In addition, at your direction, UBSW is not expressing any opinion as to the prices at which the Common Stock will trade subsequent to the Transaction. Furthermore, at your direction, we are not opining or providing any advice with respect to the impact of the Transaction on the solvency, viability or the financial condition of the Company or its ability to satisfy its obligations as they become due. Although UBSW was not requested or authorized to solicit, and did not solicit, potential proposals from third parties, in performing the financial and comparative analyses in connection with the rendering of this opinion, UBSW considered the process conducted by Salomon Smith Barney in an effort to find purchasers for shares of the Company. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Share Purchase Agreement does not differ in any material respect from the most recent draft that we have examined, and that the Company and the New Investor will comply with all the material terms of the Share Purchase Agreement.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company, (ii) reviewed the reported prices and trading activity for the Common Stock, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by the management of the Company, that were provided to us by the Company, (iv) conducted discussions with members of the senior management of the Company, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company, (vi) reviewed drafts of the Share Purchase Agreement and (vii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

     In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. In addition, we have assumed with the approval of the Company that the future financial results referred to above will be achieved at the times and in the amounts projected by management. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Price to be paid by the New Investor in the Transaction is fair, from a financial point of view, to the holders of the outstanding publicly held Common Stock.


                                              Very truly yours,


                                              UBS WARBURG LLC





UBS WARBURG LLC

                                                                        ANNEX B


                      COMPOSITE CERTIFICATE OF AMENDMENT
                                      OF
                               COLLINS & AIKMAN
            MARKED TO SHOW CHANGES TO BE EFFECTED BY THE PROPOSALS

     (Additions to the current Restated Certificate of Incorporation to be effected by the Proposals are shown by ALL CAPS for text, and parentheses () for figures. Deletions from the current Restated Certificate of Incorporation effected by the Proposals are shown by square brackets [].)

     Collins & Aikman Corporation (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies that the following resolution was duly adopted by the Corporation's directors and stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law:

   RESOLVED, that the introduction and paragraph (a) of Article FOUR of the Restated Certificate of Incorporation of the Corporation be amended to read as follows: "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is [166,000,000] (316,000,000), consisting of:

   (a) [150,000,000] (300,000,000) shares of Common Stock, par value $0.01 per share, which shall be designated "Common Stock". Each share of Common Stock shall be entitled to one vote per share; and"

   RESOLVED, that Article FIVE of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

   "FIFTH: (a) The business of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by this Certificate of Incorporation. The number of directors of the Corporation shall be fixed by[, or] THE BOARD OF DIRECTORS AS CONSTITUTED FROM TIME TO TIME in the manner provided in[,] the By-laws of the Corporation; provided, [however, that such number] THERE SHALL BE AT LEAST ONE DIRECTOR FOR EACH CLASS of directors [shall not exceed nine]. The directors of the Corporation, other than those who may be elected pursuant to any Preferred Stock Designation, shall be divided into three classes (Class I, Class II and Class III), with the term of office of one class expiring each year. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The membership of each class initially shall be as set forth in a resolution adopted by the Board of Directors of the Corporation on or prior to June 30, 1994 (the "Effective Date"). The initial term of Class I directors shall expire at the first annual meeting of stockholders following the Effective Date; the initial term of Class II directors shall expire at the second annual meeting of stockholders following the Effective Date; and the initial term of Class III directors shall expire at the third annual meeting of stockholders following the Effective Date. At each annual meeting of stockholders, each class of directors whose term shall then expire shall be elected to hold office for a three year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which such director's term expires and until such director's successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

   (b) There shall be a nominating committee of the Board of Directors (the "Nominating Committee") consisting of all directors serving on the Board of Directors, excluding directors that are salaried employees of the Corporation. The Nominating Committee shall be authorized to nominate, by a majority vote thereof [and subject only to the restrictions set forth in this paragraph (b) of this Article FIFTH], persons for election to the Board of Directors at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors[; provided, however, that if the Nominating Committee does not nominate a person by majority vote with respect to any directorship to be voted upon at such meeting and the incumbent director holding such directorship is affiliated with Blackstone Capital Partners L.P. ("Blackstone Partners"), Wasserstein Perella Partners, L.P. ("WP Partners") or a Transferee (as defined in
   Section 3.01 of that certain Voting Agreement dated as of June 29, 1994 between Blackstone Partners and WP Partners, as the same may be amended from time to time) of either, in lieu of any Nominating Committee nomination, the Corporation shall place in nomination the name of the incumbent director or a similarly affiliated person designated by the party with whom such incumbent director is affiliated (i.e., Blackstone Partners, WP Partners or a Transferee, as the case may be) for election to the Board of Directors at such meeting, and the Corporation shall nominate no other person for election to such director position. For purposes of the preceding sentence and paragraph (d) and (f) of this Article FIFTH, a person shall be affiliated with Blackstone Partners, WP Partners or a Transferee if such person is a general partner, limited partner, director or officer or employee of such entity or any affiliate of such entity or is otherwise an "affiliate" of such entity as defined in the rules and regulations under the Securities Act of 1933]. Except as provided herein, the Board of Directors, or any committee thereof, shall not be authorized to nominate persons for election to the Board of Directors.

   (c) Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

   (d) Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or removal from office shall be filled solely by the Nominating Committee, by a majority vote thereof, and not by the stockholders[; provided, however, that if a vacancy in the Board of Directors results from the death, resignation, retirement, disqualification or removal from office of a director affiliated with (as defined in paragraph (b) of this Article FIFTH) Blackstone Partners, WP Partners or a Transferee (excluding, however, a resignation by a director affiliated with Blackstone Partners or WP Partners pursuant to Section 3.01 of the Voting Agreement referred to in paragraph (b) of this Article FIFTH), such vacancy shall automatically be filled with a similarly affiliated person designated by the party with whom such incumbent director was affiliated (i.e., Blackstone Partners, WP Partners or a Transferee, as the case may be), such affiliation being a qualification for election to such directorship]. Any director elected to fill a newly created directorship or any vacancy on the Board of Directors resulting from death, resignation, retirement, disqualification or removal from office, shall hold office for the remainder of the full term of the class of director's in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. Directors shall continue in office until others are chosen and qualified in their stead.

   (e) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the applicable resolution or resolutions of the Board of Directors adopted pursuant to Article FOURTH.

   (f) Any director or the entire Board of Directors of the Corporation may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation then entitled to vote in the election of such director or directors. For purposes of this paragraph and to the extent permitted by law, "cause", shall be limited to (i) action by a director involving wilful malfeasance, which conduct has a material adverse effect on the Corporation, (ii) conviction of a director of a felony or (iii) the wilful and continuous failure of a director substantially to perform such director's duties to the Corporation (including any such failure resulting from incapacity due to physical or mental illness). [In addition to the foregoing, if any director was at the time of his election to the Board of Directors of the Corporation affiliated with (as defined in paragraph (b) of this Article Fifth) Blackstone Partners or WP Partners, it shall be a qualification for such director to hold office that such director continue to remain affiliated with Blackstone Partners or WP Partners and upon any failure of such director to remain so affiliated, such director shall automatically be removed from office.]

   (g) In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, alter, amend or repeal any provision of the By-laws of the Corporation (including, without limitation, By-laws governing the conduct of, and the matters which may properly be brought before, meetings of the stockholders and By-laws specifying the manner and extent to which prior notice shall be given of the submission of proposals to be submitted at any meeting of stockholders or of nominations of elections of directors to be held at any such meeting) by the vote of a majority of the entire Board of Directors.

   (h) In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, this Restated Certificate of Incorporation and the By-laws of the Corporation; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-laws had not been adopted."

   RESOLVED, that Article SIX of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

     "SIXTH:

   (A) EXCEPT AS SET FORTH IN PARAGRAPH (B) BELOW, ANY ACTION REQUIRED OR PERMITTED TO BE TAKEN BY THE STOCKHOLDERS OF THE CORPORATION AT ANY ANNUAL OR SPECIAL MEETING OF SUCH STOCKHOLDERS MAY BE TAKEN WITHOUT A MEETING, WITHOUT PRIOR NOTICE AND WITHOUT A VOTE, IF A CONSENT OR CONSENTS IN WRITING, SETTING FORTH THE ACTION SO TAKEN, SHALL BE SIGNED BY THE HOLDERS OF OUTSTANDING STOCK HAVING NOT LESS THAN THE MINIMUM NUMBER OF VOTES THAT WOULD BE NECESSARY TO AUTHORIZE OR TAKE SUCH ACTION AT A MEETING AT WHICH ALL SHARES ENTITLED TO VOTE THEREON WERE PRESENT AND VOTED AND SHALL BE DELIVERED TO THE CORPORATION BY DELIVERY TO ITS REGISTERED OFFICE IN THE STATE OF DELAWARE, ITS PRINCIPAL PLACE OF BUSINESS, OR AN OFFICER OR AGENT OF THE CORPORATION HAVING CUSTODY OF THE BOOK IN WHICH PROCEEDINGS OF MEETINGS OF STOCKHOLDERS ARE RECORDED. DELIVERY MADE TO THE CORPORATION'S REGISTERED OFFICE SHALL BE BY HAND OR BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.

   (B) IF AT ANY TIME THE PARTIES (OTHER THAN THE COMPANY) TO THE STOCKHOLDERS AGREEMENT CONTEMPLATED BY THAT CERTAIN SHARE PURCHASE AGREEMENT, DATED AS OF JANUARY 12, 2001, TO WHICH THE COMPANY IS A PARTY (AS SUCH STOCKHOLDERS AGREEMENT MAY BE AMENDED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED OR REPLACED) BENEFICIALLY OWN IN THE AGGREGATE LESS THAN 25% OF THE OUTSTANDING CAPITAL STOCK OF THE COMPANY, THEN ON AND AFTER SUCH DATE, ANY [Any] action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of such stockholders and may not be effected by consent in writing by such stockholders. Except as otherwise provided by any Preferred Stock Designation, special meetings of stockholders for any purpose or purposes may be called only by the Chairman or a Co-Chairman of the Board, if there be one, or by resolution of the Board of Directors, acting by not less than a majority of the entire Board, and the power of stockholders to call a special meeting is specifically denied. No business shall be transacted and no corporate action shall be taken at a special meeting of stockholders other than that stated in the notice of such meeting."

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed in the name and on behalf of the Corporation, and attested to, by the duly elected officers of the Corporation as indicated below this [ ] day of
[    ].



                                        COLLINS & AIKMAN CORPORATION


                                      By:
                                          ------------------------------------
                                          Name:
                                          Title:


Attest:



---------------------
Name:
Title:

                                                                         ANNEX C


              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                      OF
                     NONVOTING CONVERTIBLE PREFERRED STOCK
                                      OF

                          COLLINS & AIKMAN CORPORATION


     COLLINS & AIKMAN CORPORATION, a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby creates, from the 16,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Corporation authorized to be issued pursuant to Article FOURTH of the Restated Certificate of Incorporation, as amended, of the Corporation, a series of Preferred Stock and hereby fixes the voting powers, designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series as follows:

     1. Number and Designation of Shares. Of the 16,000,000 shares of authorized Preferred Stock, 1,000,000 shall be designated and known as "Nonvoting Convertible Preferred Stock" (the "Nonvoting Stock").

     2. Dividends.

       (a) Participation. If the Corporation declares dividends or other distributions on the Common Stock of the Corporation, par value $0.01 per share (the "Common Stock") (other than shares of Common Stock as contemplated by Section 5(d)), out of funds or other assets legally available therefor, then such dividends or other distributions shall be declared pro rata on the Common Stock and the Nonvoting Stock, with each share of the Nonvoting Stock being deemed for such purpose to be equal to the number of shares of Common Stock, including fractions of a share, into which such share of the Nonvoting Stock is convertible immediately prior to the close of business on the record date fixed for such dividend or distribution.

       (b) No Other Right to Receive Dividends. Except as set forth in Section 2(a), no right shall accrue to the Nonvoting Stock by reason of the fact that dividends are not declared thereon in any period.

     3. Liquidation Preference.

       (a) Amount of Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), the holders of shares of the Nonvoting Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of the Common Stock or any other class or series of stock of the Corporation ranking junior to the Nonvoting Stock in respect of distribution of assets upon Liquidation, an amount equal to $0.01 per share of the Nonvoting Stock. If, upon any Liquidation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Nonvoting Stock, and the holders of any other shares of stock of the Corporation which rank equally with the Nonvoting Stock in respect of distribution of assets upon Liquidation, the full amount to which they shall be entitled, the holders of shares of the Nonvoting Stock and any such other shares of stock shall share ratably in any distribution of the remaining assets of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. For purposes of this Section 3, the voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to, or a consolidation or merger of the Corporation with, one or more corporations shall not be deemed a Liquidation.

       (b) Ratable Distribution. After the payment of all preferential amounts required to be paid to the holders of Preferred Stock upon the Liquidation of the Corporation, all of the remaining assets of the Corporation available for distribution to its stockholders shall be distributed ratably among the holders of the Nonvoting Stock and the holders of all other Preferred Stock which by its terms shall provide for such distribution and the Common Stock, with each share of the Nonvoting Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock, including fractions of a share, into which such share of the Nonvoting Stock is convertible immediately prior to the close of business on the business day fixed for such distribution.

     4. Redemption Rights. Neither the Corporation nor the holders of the Nonvoting Stock shall have the right at any time to demand or compel a redemption of all, or any, shares of the Nonvoting Stock.

     5. Conversion.

       (a) Right to Convert. Immediately upon approval by the Corporation's stockholders, pursuant to the provisions of the Share Purchase Agreement, dated January 12, 2001, between the Corporation and Heartland Industrial Partners, L.P., of the issuance of Common Stock upon conversion of the Nonvoting Stock, the Nonvoting Stock will become convertible, in whole or in part, at the holder's option, from time to time, into Common Stock. Upon conversion, each holder of the Nonvoting Stock shall receive from the Corporation that number of shares of Common Stock computed by multiplying the number of shares of the Nonvoting Stock to be converted by 16.51.

       (b) Mechanics of Conversion.

         (i) In order to convert the Nonvoting Stock into shares of Common Stock, the holder of the Nonvoting Stock shall surrender the certificate or certificates for such shares of Nonvoting Stock at the office of the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The Corporation shall, as soon as practicable, issue and deliver at such office to such holder, or to his nominee, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

         (ii)The Corporation shall at all times during which the Nonvoting Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Nonvoting Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding the Nonvoting Stock. The Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that that Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock.

         (iii) All shares of the Nonvoting Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of the Nonvoting Stock so converted shall be retired and shall not be reissued as shares of Nonvoting Stock.

       (c) Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of the Nonvoting Stock. If more than one share of the Nonvoting Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of the Nonvoting Stock so surrendered by such record holder. Instead of any fractional share of Common Stock otherwise issuable upon conversion of any shares of the Nonvoting Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of current per share fair market value of the Common Stock as determined in good faith by the Board of Directors on such basis as it considers appropriate.

       (d) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, or if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the number of shares of Common Stock into which each share of the Nonvoting Stock shall be convertible shall be proportionately adjusted.


       (e) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification (other than as contemplated by Section 5(d)), consolidation, merger, sale of all or substantially all of the Corporation's assets to another person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (as determined in good faith by the disinterested members of the Board of Directors, whose determination shall be conclusive) to insure that each of the holders of Nonvoting Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of stock immediately theretofore acquirable and receivable upon the conversion of such holder's Nonvoting Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Nonvoting Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (as determined in good faith by the disinterested members of the Board of Directors, whose determination shall be conclusive) to insure that the provisions of this Section 5 shall thereafter be applicable to the Nonvoting Stock and to the shares of stock, securities or assets received by each holder upon such Organic Change. The Corporation shall not effect any Organic Change unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the shares of the Nonvoting Stock then outstanding) the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.


       (f) Notices. Promptly following any adjustment of the conversion rate as provided in Section 5(d) or (e), the Corporation shall give written notice thereof to all holders of Nonvoting Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.


     6. Voting. Except as otherwise required by law, the holders of the Nonvoting Stock shall not be entitled to vote.

                            - FOLD AND DETACH HERE -
-------------------------------------------------------------------------------


                         COLLINS & AIKMAN CORPORATION


      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                        SPECIAL MEETING OF STOCKHOLDERS
    TO BE HELD ON MARCH 6, 2001 AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF

The undersigned hereby appoints Thomas Evans, Rajesh Shah and Ronald Lindsay (the "Agents") as proxies (each with the power to act alone and to appoint a substitute) and hereby authorizes each of them to represent and to vote, as designated hereon, all the shares of Common Stock, par value $0.01 per share, of Collins & Aikman held of record by the undersigned at the close of business on February 8, 2001 at the Special Meeting of Stockholders of Collins & Aikman to be held March 6, 2001 at 11:00 A.M., local time, and at any adjournment or postponement thereof on the proposals referred to below.

This Proxy, when executed, will be voted in accordance with the specifications hereon. In the absence of such specifications, this Proxy will be voted FOR Proposals I and II.

The Board of Directors recommends a vote FOR Proposals I and II.

The undersigned hereby revokes any proxies heretofore given and directs the Agents to vote as follows:

Proposal I: Issuance of 16,510,000 shares of Common Stock to the New Investors

   [ ] FOR Proposal I      [ ] AGAINST Proposal I      [ ] ABSTAIN

Proposal II: Amendment to Restated Certificate of Incorporation

   [ ] FOR Proposal II      [ ] AGAINST Proposal II      [ ] ABSTAIN

In their discretion, the Agents are authorized to vote on any other matters as may properly come before the meeting or any adjournment or postponement thereof.

                            - FOLD AND DETACH HERE -
-------------------------------------------------------------------------------
The undersigned hereby ratifies and confirms all that these Agents may do by virtue hereof and hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement.




                                         Dated:_____________________ , 2001


                                         Signature(s)*_____________________


                                         * Please sign your name(s) exactly as
                                           it (they) appear(s) opposite. When
                                           shares are held by joint owners, all
                                           should sign. When signing as
                                           attorney, executor, administrator,
                                           trustee or guardian, please give
                                           full title as such. If a
                                           corporation, please sign in full
                                           corporate name by president or other
                                           authorized officer and indicate
                                           title. If a partnership, please sign
                                           in partnership name by authorized
                                           person and indicate title.


                                         Please mark, sign, date and return the
                                         Proxy Card promptly using the enclosed
                                         envelope. Votes should be indicated
                                         (x) in black or blue ink.